[Logo of CenterPoint]

                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                Page 1 of 1
--------------------------------------------------------------------------------

                           SEC Declares Texas Genco's

                    Form 10 Registration Statement Effective

     Houston, TX - December 11, 2002 - CenterPoint Energy, Inc. (NYSE:CNP) announced today that the Securities and Exchange Commission had declared Texas Genco's Form 10 registration statement relating to its common stock effective under the Securities Exchange Act of 1934. Payment of the previously announced distribution of Texas Genco common stock to CenterPoint Energy's shareholders had been conditional upon the Securities and Exchange Commission declaring the Form 10 registration statement effective.

     On December 5, 2002, the company announced that its Board of Directors had approved the distribution of approximately 19 percent of the 80,000,000 outstanding shares of common stock of its wholly owned subsidiary, Texas Genco Holdings, Inc., to CenterPoint Energy's shareholders. Each CenterPoint Energy shareholder will receive approximately one share of Texas Genco common stock for every 20 shares of CenterPoint Energy common stock owned as of the record date, December 20, 2002, unless the shareholder disposes of the right to receive the Texas Genco shares prior to the distribution date. The distribution is expected to be made on January 6, 2003.

     CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission and distribution, natural gas distribution and sales, interstate pipeline and gathering operations, and more than 14,000 megawatts of power generation in Texas. The company serves nearly five million customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Missouri, Oklahoma, and Texas. Assets total nearly $19 billion. CenterPoint Energy became the new holding company for the regulated operations of the former Reliant Energy, Incorporated in August 2002. With more than 11,000 employees, CenterPoint Energy and its predecessor companies have been in business for more than 130 years.

                                       ###